                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             LACLEDE STEEL COMPANY
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             LACLEDE STEEL COMPANY
                            ONE METROPOLITAN SQUARE
                           ST. LOUIS, MISSOURI 63102

                            NOTICE OF ANNUAL MEETING

                                                               November 18, 1997

To the Stockholders:

     The annual meeting of stockholders of LACLEDE STEEL COMPANY (the "Company") will be held at the offices of the Company, Metropolitan Square Building, 15th Floor, 211 North Broadway, in the City of St. Louis, State of Missouri, on Tuesday, December 16, 1997, at 9:30 a.m., Central Standard Time, for the purpose of considering and acting upon:

     (1) The election of nine (9) directors; and

     (2) Any other matters which may properly come before the meeting or any adjournment thereof.

                                          Michael H. Lane
                                          Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                             LACLEDE STEEL COMPANY
                            ONE METROPOLITAN SQUARE
                           ST. LOUIS, MISSOURI 63102

                                PROXY STATEMENT

To the Stockholders of
  LACLEDE STEEL COMPANY

     The accompanying proxy is solicited by the Board of Directors of Laclede Steel Company (the "Company") for use at the annual meeting of stockholders of the Company (the "Meeting") to be held at the offices of the Company, Metropolitan Square Building, 15th Floor, 211 North Broadway, St. Louis, Missouri 63102, on Tuesday, December 16, 1997, at 9:30 a.m., Central Standard Time, and at any adjournments or postponements thereof. This proxy statement and accompanying proxy are first being sent or given to stockholders of the Company on or about November 24, 1997.

                           VOTING RIGHTS AND PROXIES

     The Board of Directors has fixed the close of business on November 10, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the close of business on said record date, the only voting stock of the Company outstanding consisted of 4,056,140 shares of Common Stock, $0.01 par value. With respect to the election of directors at the Meeting, each stockholder will have cumulative voting rights. That is, each stockholder will be entitled to as many votes as equal the number of shares held by him multiplied by the number of directors to be elected. Thus, since nine (9) directors are to be elected, each stockholder may cast nine (9) votes for each share held by him, and he may cast all such votes for one nominee or distribute them among any two or more nominees as the stockholder sees fit. Unless contrary instructions are given on the proxy card, if a stockholder votes "FOR" all nominees for director, the proxies will allocate the stockholder's votes, in their discretion, among all nominees; and if a stockholder withholds authority to vote for any nominees for director, the proxies will allocate the stockholder's votes, in their discretion, among the nominees except those for whom the stockholder withholds authority to vote. With respect to matters other than the election of directors brought before the Meeting and requiring a vote of the stockholders, each stockholder will be entitled to one vote for each share held; there will be no cumulative voting except in the election of directors.

     A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, since nine directors are to be elected, the nine nominees receiving the largest number of affirmative votes will be deemed elected; therefore, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect. With regard to any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies that are marked "withhold authority" or "abstain" with respect to any matter will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more matters will not be treated as shares present for purposes of determining the presence of a quorum unless they are voted by the broker on at least one matter. Such non-voted shares will be treated as shares represented at the meeting as to any matter for which a non-vote is indicated on the broker's proxy.

     Any stockholder executing the proxy hereby solicited has the power to revoke the same at any time prior to the exercise of the authority conferred thereby. Revocation may be made effective by giving written notice to the Secretary of the Company at any time before the exercise of the proxy, by signing and delivering to the Secretary prior to the Meeting a later-dated proxy, or by attending the Meeting and voting the shares of stock in person. Attendance at the Meeting will not in and of itself revoke a previously signed and returned proxy. Unless revoked, each proxy will be voted in the manner indicated thereon.

     As of the date of mailing of this Proxy Statement, management is not aware of any other matters, other than the election of directors, to come before the Meeting.

     The expense of proxy solicitation will be borne by the Company. In addition to the use of the mail, proxies may be solicited by telephone, telecopy, telegram or in person.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, each director of the Company, each nominee for director of the Company, each executive officer of the Company and all directors and executive officers as a group. The information is furnished as of November 18, 1997.

                                              SHARES OF                    SHARES OF SERIES A
                                             COMMON STOCK                   PREFERRED STOCK     PERCENT
NAME AND ADDRESS OF                          BENEFICIALLY     PERCENT OF      BENEFICIALLY        OF
BENEFICIAL OWNER                               OWNED(1)         CLASS           OWNED(1)         CLASS
-------------------                          ------------     ----------   ------------------   -------
Birmingham Steel Corporation (2)...........    2,038,650        50.26%(3)       366,667         88.00%
1000 Urban Center Drive, Suite 300
Birmingham, Alabama 35242
Ivaco Inc. (2).............................    1,009,325        24.88%(3)       183,333         44.00%
Place Mercantile
770 rue Sherbrooke ouest
Montreal, Quebec, Canada H3A 1G1
Joseph Alvarado (4)........................          100            *                --             --
Robert A. Garvey (4).......................          375            *                --             --
J. W. Hebenstreit..........................       10,000            *            21,667          5.20%
Michael H. Lane............................       10,600            *             5,000          1.20%
William R. Lucas, Jr. (4)..................          100            *                --             --
Wayne P.E. Mang............................          100            *                --             --
John B. McKinney...........................       40,000            *            13,333          3.20%
Philip R. Morgan...........................        1,000            *                --             --
H. Bruce Nethington........................        1,000            *             5,000          1.20%
Robert H. Quenon...........................          300            *                --             --
Larry J. Schnurbusch.......................        7,730            *             5,000          1.20%
George H. Walker III.......................        1,000(5)         *                --             --
All Directors and Executive Officers as a
  Group (13 persons).......................       71,205         1.76%           50,000         12.00%

---------------

  * Represents less than one percent of the outstanding Common Stock of the Company.
(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power. Unless otherwise indicated, each holder has sole voting and investment power over the shares reported.
(2) On September 26, 1997, a subsidiary of Ivaco, Inc. ("Ivaco"), sold one-half of the Ivaco investment in the Company to a subsidiary of Birmingham Steel Corporation ("Birmingham Steel"). The securities of the Company sold consisted of 1,009,325 common shares and 183,334 shares of the Company's Series A preferred stock. The preferred shares are convertible into 859,834 common shares of the Company. The transaction was effected through the sale of a wholly-owned subsidiary of Ivaco which contained such shares to Birmingham Steel. In connection with the transaction Ivaco, among other things, gave Birmingham Steel the voting rights on Ivaco's remaining investment in the Company's common stock and, in any additional common stock Ivaco may own as a result of the conversion of Ivaco's remaining Series A preferred stock, subject to certain limitations. In addition, Ivaco agreed not to sell any portion of its remaining investment in the Company prior to September 24, 1998 and has provided Birmingham Steel with a right of first refusal with respect to such interests until September 24, 2002. This information is based upon Schedule 13D forms filed by Ivaco and Birmingham Steel, filed on September 30, 1997 and October 6, 1997, respectively.
(3) Pursuant to Securities and Exchange Commission rules, the Ivaco shares subject to the proxy referred to in footnote (2) above are reflected as owned by both Ivaco and Birmingham Steel.
(4) Mr. Garvey is Chairman of the Board and Chief Executive Officer of Birmingham Steel. Messrs. Alvarado and Lucas are executive officers of Birmingham Steel. As a result of such positions, such individuals may be deemed beneficial owners of the Company shares beneficially owned by Birmingham Steel. Each of these individuals disclaims such beneficial ownership.
(5) Does not include 1,000 shares of Common Stock owned by Mr. Walker's wife. Mr. Walker disclaims beneficial ownership of such shares.

ITEM 1. ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

     The first Item to be acted on at the Meeting is the election of nine (9) directors to the Board of Directors, each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. On October 8, 1997, three Birmingham Steel executive officers were appointed to the board of directors of the Company. The Birmingham Steel executives joining the Company board were Robert A. Garvey, Chairman and Chief Executive Officer; William R. Lucas, Jr., Executive Vice President-Administration and General Counsel; and Joseph Alvarado, Executive Vice President-Commercial. In addition, Michael H. Lane, Vice President-Finance, Treasurer and Secretary of the Company, was appointed to the board. Concurrent with the appointment of the Birmingham Steel executives to the board, Donald F. Gunning, Lawrence K. Roos, Edwin J. Spiegel, Jr., and Lester Varn, Jr. resigned as Company directors. In early November 1997, A. William Hager and E. Lawrence Keyes, Jr. decided not to stand for reelection at the Company's annual meeting of stockholders and resigned as directors. On November 18, 1997, the Nominating Committee recommended to the Board Wayne P.E. Mang and Philip R. Morgan, as nominees for director, to replace Messrs. Hager and Keyes.

     Each properly executed, unrevoked proxy that is timely received by the Company will be voted at the Meeting "FOR" the election of the nine (9) nominees listed below equally or in such other proportions as the proxies shall deem appropriate, subject to any specific voting instructions received from any stockholder by proxy to exercise his cumulative voting rights in a particular way, including the withholding of authority to vote "FOR" any one or more of the nominees. The nominees are Joseph Alvarado, Robert A. Garvey, Michael H. Lane, William R. Lucas, Jr., Wayne P.E. Mang, John B. McKinney, Phillip R. Morgan, Robert H. Quenon, and George H. Walker III, all of whom (other than Messrs. Mang and Morgan) are currently directors of the Company.

     If any of the nominees should decline or be unable to act as a director, it is intended that the proxies will be voted "FOR" a successor nominee designated by the Board. All of the nominees have indicated a willingness to serve and the Board has no reason to believe that any of the nominees will decline or be unable to serve, if elected.

     The following information is provided with respect to each nominee for director.

                             NOMINEES FOR DIRECTOR

NAME, AGE, OTHER POSITIONS WITH THE COMPANY, PRINCIPAL         SERVED AS A
OCCUPATION AND DIRECTORSHIPS OF OTHER COMPANIES               DIRECTOR SINCE
------------------------------------------------------        --------------
Joseph Alvarado, 45.........................................       1997
  Executive Vice President-Commercial of Birmingham Steel
     (mini-mill steel producer) (1997 to date); President,
     Inland Steel Bar Company (steel bar producer) (1995 to
     1997); Vice President & General Manager -- Sales &
     Marketing, Inland Steel Bar Company (1988 to 1994).
Robert A. Garvey, 59........................................       1997
  Chairman of the Board and Chief Executive Officer of
     Birmingham Steel (mini-mill steel producer) (January 5,
     1996 to date); President of North Star Steel (1984 to
     1996). Director of Birmingham Steel.
Michael H. Lane, 54.........................................       1997
  Vice President -- Finance, Treasurer and Secretary of the
     Company (January 1983 to date).
William R. Lucas, Jr., 42...................................       1997
  Executive Vice President-Administration and General
     Counsel of Birmingham Steel (mini-mill steel producer)
     (1996 to date); Executive Vice President & General
     Counsel of Birmingham Steel (1995-1996); Managing
     Partner of Lightfoot, Franklin, White & Lucas (law
     firm) (1990 to 1995).
Wayne P.E. Mang, 60.........................................         --
  President and Chief Operating Officer, Russel Metals, Inc.
     (steel product processor and distributor) (1991 to
     1997). Director of Wainbee Ltd. and Maverick Tube
     Corporation.
John B. McKinney, 65........................................       1981
  President and Chief Executive Officer of the Company
     (January 1983 to date); Director, NationsBank Private
     Client Board and The Automobile Club of Missouri.
Philip R. Morgan, 49........................................         --
  President and Chief Executive Officer, Morgan Construction
     Company (supplier of steel rolling mill technology and
     equipment) (1986 to date).
Robert H. Quenon, 69........................................       1992
  Mining Consultant (1991 to date); Chairman of the Board,
     Federal Reserve Bank of St. Louis (1993 to 1995);
     Chairman (1990 to 1991) and President and Chief
     Executive Officer (1983 to 1990) of Peabody Holding
     Company, Inc. (coal mining and sales); Director of
     Union Electric Company and Newmont Gold Co.

NAME, AGE, OTHER POSITIONS WITH THE COMPANY, PRINCIPAL         SERVED AS A
OCCUPATION AND DIRECTORSHIPS OF OTHER COMPANIES               DIRECTOR SINCE
------------------------------------------------------        --------------
George H. Walker III, 66....................................       1990
  Chairman of the Board, Stifel Financial Corp. (investment
     banking firm) and its principal subsidiary, Stifel,
     Nicolaus & Company, Incorporated (stock brokerage firm)
     (1979 to date); Director of Laidlaw Corp. and EAC
     Corporation.

            YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE
                               FOREGOING NOMINEES

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board met five times during 1996. All of the incumbent directors attended 75% or more of the total meetings of the Board and all committees on which they serve. Prior to November 1, 1996, directors who were not otherwise employed by the Company received a $1,250 monthly retainer and a per diem fee of $1,250, plus expenses, for Board or committee meetings attended. Effective November 1, 1996, the monthly retainer and the per diem fee paid to directors not otherwise employed by the Company were reduced to $1,125. The members and functions of the Audit Committee, Compensation Committee and Nominating Committee of the Board are as follows:

     The Audit Committee. The Audit Committee, which met two times in 1996, was comprised of the following members: Donald F. Gunning, Chairman, A. William Hager, E. Lawrence Keyes, Jr., Robert H. Quenon, Lawrence K. Roos, Edwin J. Spiegel, Jr., Lester Varn, Jr. and George H. Walker III. Since October 8, 1997, the Audit Committee has been comprised of all directors of the Company other than Mr. Lane and Mr. McKinney. The functions of the Audit Committee are to: nominate the independent auditors of the Company for appointment by the Board; arrange for and review the Company's annual audit; approve professional services performed by the independent auditors and determine that such services do not impair the independence of the auditors; review and ratify auditors' fees; review the scope and results of internal audit control policies and procedures; and review the adequacy of the Company's system of internal controls.

     The Compensation Committee. The Compensation Committee, which met once in 1996, was comprised of the following members: Edwin J. Spiegel, Jr., Chairman, Donald F. Gunning and George H. Walker III. As of October 8, 1997, A. William Hager, Chairman, Robert A. Garvey and George H. Walker III were appointed to the Compensation Committee. As noted above, Mr. Hager has resigned as a director and his position on the Compensation Committee has not yet been filled. Its function is to study and make recommendations to the Board with respect to compensation of directors and officers of the Company.

     The Nominating Committee. The Nominating Committee met once during 1996. On November 18, 1997, the Nominating Committee recommended to the Board the nine nominees for director. The Nominating Committee is comprised of all directors who are not employees or former employees of the Company with Robert A. Garvey serving as Chairman. The other current members of the Nominating Committee are Joseph Alvarado, William R. Lucas, Jr., Robert H. Quenon and George H. Walker,
III. Its responsibilities include the selection of potential candidates for directorships, the recommendation of such candidates to the Board for nomination, and the nomination of persons to fill vacant directorships. The Committee will consider stockholders' recommendations of nominees for directorships which are accompanied by the consent of each recommended nominee to act as director. Written recommendations, with the necessary consents, should be sent to Nominating Committee, c/o Michael H. Lane, Corporate Secretary, Laclede Steel Company, One Metropolitan Square, St. Louis, Missouri 63102.

                               EXECUTIVE OFFICERS

     The following persons are the executive officers of the Company:

     John B. McKinney (age 65) has served as President and Chief Executive Officer of the Company since 1983.

     Michael H. Lane (age 54) has served as Vice President -- Finance, Treasurer and Secretary of the Company since 1983.

     J. William Hebenstreit (age 52) has served as Vice President -- Operations of the Company since 1983.

     Larry J. Schnurbusch (age 50) has served as Vice
President -- Administration since April 1993. Prior to that time, Mr. Schnurbusch served as Director of Corporate Administration.

     H. Bruce Nethington (age 56) has served as Vice President -- Human Resources since April 1993. From January 1, 1990 to April 12, 1993, Mr. Nethington served as Director -- Industrial Relations. Prior to that time, he served as Director -- Human Resources.

     All of the executive officers of the Company were elected for terms expiring at the Directors' meeting immediately following the annual meeting of stockholders in 1997 or until their successors have been duly elected and qualified, or until earlier removed by action of the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table presents summary information concerning compensation for services rendered to the Company during each of the last three fiscal years by those persons who at December 31, 1996 were the Chief Executive Officer and the other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                 -----------------------------------
                                                                        OTHER ANNUAL     ALL OTHER
                NAME AND                          SALARY      BONUS     COMPENSATION    COMPENSATION
           PRINCIPAL POSITION             YEAR      ($)       ($)(1)       ($)(2)          ($)(3)
           ------------------             ----   ---------   --------   ------------    ------------
John B. McKinney........................  1996   $364,500    $     --     $288,923        $36,971
President and Chief Executive Officer     1995    364,500          --      562,528         36,848
                                          1994    339,372     277,020      168,431         44,076
J. W. Hebenstreit.......................  1996   $243,504    $     --     $156,875        $12,928
Vice President -- Operations              1995    243,504          --      312,005         12,915
                                          1994    226,629     138,797       66,185         24,125
Michael H. Lane.........................  1996   $243,504    $     --     $190,293        $15,017
Vice President -- Finance, Treasurer and  1995    243,504          --      339,222         14,964
  Secretary                               1994    226,629     138,797      129,254         26,293
Larry J. Schnurbusch....................  1996   $178,008    $     --     $122,503        $ 6,981
Vice President -- Administration          1995    178,008          --      125,771          6,943
                                          1994    165,813      94,700       48,408         15,044
H. Bruce Nethington.....................  1996   $167,508    $     --     $121,596        $ 9,094
Vice President -- Human Resources         1995    167,508          --      145,307          8,921
                                          1994    156,024      89,114       45,703         17,347

---------------

(1) The amounts represent annual bonuses earned under the Company's Discretionary Incentive Compensation Plan. No bonuses were earned for 1996 or 1995.

(2) Amounts reported as Other Annual Compensation consist primarily of income tax payments related to Company contributions to the Key Employee Retirement Plan. Such contributions represent taxable income to Plan participants and, under the terms of the Plan, the Company is obligated to reimburse participants for the payment of such taxes.

     As a result of a reduction in benefits under the Key Employee Retirement Plan agreed to in 1996, the Company does not anticipate Plan contributions and, therefore, income tax payments in 1997 to Messrs. McKinney, Hebenstreit and Lane.

     Certain perquisites which the executive officers received in 1994, 1995 and 1996, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus, are not included in Other Annual Compensation.

(3) The amounts shown represent life insurance premiums paid by the Company on behalf of the executive officers.

     The Company did not grant any stock appreciation rights or stock options in 1996. The following table presents certain information concerning stock appreciation rights exercised by the Company's executive officers during 1996:

                  AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END SAR VALUES

                                                                  NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                                     SARS AT FISCAL           IN-THE-MONEY SARS
                           NUMBER OF                                   YEAR-END(#)        AT FISCAL YEAR-END($)(2)
                       SHARES UNDERLYING                          ---------------------   -------------------------
                             SARS             VALUE REALIZED          EXERCISABLE/              EXERCISABLE/
        NAME             EXERCISED(#)             ($)(1)              UNEXERCISABLE             UNEXERCISABLE
        ----           -----------------   --------------------   ---------------------   -------------------------
John B. McKinney              --                   --                   7,500/--                   --/--
J. W. Hebenstreit             --                   --                   2,000/--                   --/--
Michael H. Lane               --                   --                   2,000/--                   --/--
Larry J. Schnurbusch          --                   --                   3,000/--                   --/--
H. Bruce Nethington           --                   --                   1,500/--                   --/--

---------------

(1) Cash payments to be received equal the number of shares subject to the SAR times the difference between the closing price of the Company's Common Stock on the last trading day preceding the date of exercise and the base price. The base price equals the closing price of the Company's Common Stock on the last trading day preceding the date of grant.
(2) Based on the closing price of the Company's Common Stock on December 31, 1996.

                                 BENEFIT PLANS

     The Company maintains the Laclede Salaried Employees' Pension Plan (the "Pension Plan"), a defined benefit plan which provides a monthly pension to salaried employees of the Company (excluding employees covered by a collective bargaining agreement) who retire or terminate with vested rights in accordance with the provisions of the Pension Plan. Benefits are based upon years of credited service and covered compensation, offset by the participant's Primary Insurance Amount under the Federal Social Security Act. The Company also maintains the Key Employee Retirement Plan (the "Supplement Plan"), the purpose of which is to provide additional retirement income to certain key employees of the Company, including certain of the executive officers. Under the Supplement Plan, the eligible employees were guaranteed that the total amount received by them each year during retirement from the Pension Plan, Federal Social Security and the Supplement Plan would be equal to 70% of the average of their highest aggregate three consecutive calendar year salary and bonus during their last 10 years of employment with the Company ("Salary Level"), assuming retirement at age 60. In connection with a Company-wide cost reduction program initiated in 1996, in October 1996 the executive officers agreed to a reduction in retirement benefits under the Supplement Plan by a change in the percentage of Salary Level benefits from 70 to 65%. If the employee retires prior to age 60, the applicable percentage of the Salary Level will be reduced 2.5% for each year of retirement age below age 60.

     The aggregate annual benefits payable pursuant to the Pension Plan, the Supplement Plan and Federal Social Security at various assumed salary levels and retirement ages are summarized as follows:

                                                             ESTIMATED ANNUAL RETIREMENT
                                                        BENEFIT AT THE RESPECTIVE AGES LISTED
                                                      -----------------------------------------
SALARY LEVEL*                                            50         53         56         60
-------------                                         --------   --------   --------   --------
175,000.............................................  $ 85,313   $ 93,844   $102,375   $113,750
225,000.............................................   109,688    120,656    131,625    146,250
275,000.............................................   134,063    147,469    160,875    178,750
325,000.............................................   158,438    174,281    190,125    211,250
375,000.............................................   182,813    201,094    219,375    243,750
425,000.............................................   207,188    227,906    248,625    276,250
475,000.............................................   231,563    254,719    277,875    308,750
525,000.............................................   255,938    281,531    307,125    341,250
575,000.............................................   280,313    308,344    336,375    373,750
625,000.............................................   304,688    335,156    365,625    406,250
675,000.............................................   329,063    361,969    394,875    438,750

---------------

* Salary level assumes the average of the highest average aggregate three consecutive calendar year earnings for eligible executive officers during the last ten years of their employment.

     Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington have accumulated 40, 29, 24, 28 and 29 credited years of service, respectively. The current salary level for each of the eligible executive officers in the Supplement Plan is: Mr. McKinney, $547,243; Mr. Hebenstreit $326,193; Mr. Lane, $326,193; Mr. Schnurbusch, $221,627; and Mr. Nethington, $193,919.

     The Company also maintains the Laclede Steel Company Salaried Employees' Profit Sharing Plan (the "Profit Sharing Plan") for the purposes of encouraging eligible employees to develop initiative and productivity and providing the employees with additional retirement benefits. The Profit Sharing Plan is intended to qualify as a cash deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. Salaried employees of the Company are eligible to participate in the Profit Sharing Plan.

                           COMPENSATION OF DIRECTORS

     Directors who are not otherwise employed by the Company receive a $1,125 monthly retainer and a per diem fee of $1,125, plus expenses, for Board or committee meetings attended.

                              EMPLOYMENT CONTRACTS

     Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington each has an employment agreement with the Company (the "Employment Agreements"). Effective July 30, 1996, Mr. McKinney's Employment Agreement provides for a minimum salary of $364,500 for his services as President and Chief Executive Officer, while the Employment Agreements of Messrs. Hebenstreit and Lane provide for a minimum salary of $243,500 for their services, respectively, as Vice
President -- Operations and Vice President -- Finance, Treasurer and Secretary. Also effective July 30, 1996, Mr. Schnurbusch's Employment Agreement provides for a minimum salary of $178,000 for his services as Vice President -- Administration and Mr. Nethington's Employment Agreement provides for a minimum salary of $167,500 for his services as Vice President -- Human Resources. The Employment Agreements continue through August 2, 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program, which has been developed and implemented by management under the supervision of the Committee to seek to enhance the profitability and long-term viability of the Company. Historically the executive compensation program has combined an annual salary with various incentive opportunities designed to align the financial interests of the Company's executive officers with those of its stockholders. The Committee has consistently maintained the Company's philosophy that the compensation of executive officers should be directly and materially linked to the Company's operating performance, taking into account conditions in the steel industry and the economy as a whole, as well as individual performance. Because the Company did not achieve the financial performance goals established by the Committee, no incentive compensation awards were made to executive officers for 1995.

     In January 1996, the Committee met to evaluate the performance and set the annual compensation for 1996 of the Company's Chief Executive Officer, as well as the other executive officers. Because the Company was undertaking a restructuring of operations at the Alton Plant in 1996, and the timing of expected benefits was uncertain, the Committee determined that it would not be feasible to adopt a bonus plan for 1996 based on the Company's operating performance or attainment of financial performance goals. No incentive compensation awards were made to executive officers for the year 1996.

     Compensation for each of the executive officers in 1996 was limited to a base salary and payments related to the Company's Key Employee Retirement Plan. Based on the Committee's review in 1994 of an independent compensation survey, the Committee believes the salary and incentive compensation established for each of the executive officers is competitive with that paid to senior managers with comparable qualifications, experience and responsibilities. The survey used to review compensation included 231 manufacturing companies in 13 manufacturing subcategories, including steel.

     The annual salary level for each executive officer, including the Chief Executive Officer, is reviewed and approved by the Committee in each fiscal year. In its 1994 review, the Committee compared the Company's executive salaries with those of survey companies with sales volume similar to the Company's. Salary increases are also based on the Committee's judgments as to the past and expected future contributions of the individual senior executives, including perception of performance and level of responsibility assumed. The Committee's performance judgments are subjective and are not based on specific criteria. Because the salaries of Mr. McKinney and the other executive officers were reviewed and adjusted in late 1994 and considering the Company's current financial situation, the Committee determined that salaries for 1995 and 1996 would remain at the same level. The Board approved the executive officer compensation program recommended by the Committee for 1996.

     Cash bonus awards under the Discretionary Incentive Compensation Plan have represented the primary means of incentive compensation for executive officers in recent years. The Company's 1989 Stock Appreciation Rights Plan has terminated and all rights previously granted have expired.

     As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, a limit was created for the deductibility of compensation paid to executive officers. The Company's Key Employee Retirement Plan (the "Supplement Plan"), first put into place by the Board prior to the adoption of Section 162(m), requires payments which may be includable in determining compensation for the purposes of Section 162(m). The Supplement Plan is amended from time to time in order to ensure that total pension benefits of the Company's key employees are consistent with retirement benefits in the industry. Should the Supplement

Plan cause compensation of any key employee, calculated pursuant to Section 162(m), to exceed the deductible limit, the Board of Directors intends to honor the Company's contractual obligations to fund such Plan. The Board does not expect any such non-deductible amount to have any material effect on taxes owed by the Company.

                                          COMPENSATION COMMITTEE

                                          Edwin J. Spiegel, Jr., Chairman
                                          Donald F. Gunning
                                          George H. Walker III

     The Compensation Committee was comprised of the following members during 1996: Edwin J. Spiegel, Jr., Chairman, Donald F. Gunning and George H. Walker
III. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Russell 2000 Index and Standard & Poor's Steel Index. The Company has not paid dividends since 1991. The indices are included for comparison purposes only and do not necessarily reflect management's opinion that such indices are appropriate measures of the relative performance of the Company's Common Stock. The graph is not intended to forecast or be indicative of the future performance of the Company's Common Stock.

     The performance graph shall not be deemed incorporated by reference by any general statement of incorporation by reference in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

                                    [GRAPH]

     Assumes $100 invested on December 31, 1991 in Laclede Steel Company Common Stock, the Russell 2000 Index and the Standard & Poor's Steel Index.

            CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, the Company issued a total of 416,667 shares of Series A 6% Preferred Stock to its then largest stockholder, Ivaco Inc., and to named executive officers of the Company, ("Management Purchasers") for approximately $6,250,000 in cash pursuant to a Stock Purchase agreement with Ivaco (the "Ivaco Agreement") and a Management Stock Purchase Agreement with each of the Management Purchasers. On October 28, 1996, at a special meeting of the stockholders, an amendment was approved to the Company's Certificate of Incorporation which reduced the par value of each share of common stock from $13.33 per share to $0.01 per share and increased the number of authorized common stock shares from

5,000,000 shares to 25,000,000 shares. The stockholders also approved the recapitalization of the Company's Series A 6% preferred stock to convertible preferred stock. At such time each share of the preferred stock became convertible into common stock at the option of the holder at a conversion price of $3.20 into 4.69 shares of common stock.

     In connection with the sale of Series A Preferred Stock to Ivaco Inc. and to executive officers of the Company, the Company was required to use its best efforts to obtain stockholder approval of the amendment to the Company's Certificate of Incorporation. In addition such approval was necessary in order for the Company to pursue a rights offering to all of the Company's stockholders, entitling all such stockholders to subscribe for Series A Preferred Stock (the "Rights Offering"). The Company, however, has postponed the Rights Offering in order to allow time to improve operating results.

     Pursuant to the Ivaco Agreement, the Company agreed that as long as Ivaco, or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company, were the beneficial owner(s) of 40% or greater of the outstanding shares of Common Stock, on a fully diluted basis (the "Ownership Threshold"), Ivaco had the right to cause the Company to use its best efforts to cause its Board of Directors to nominate four persons designated by Ivaco to serve on the Company's nine person Board of Directors and to use its best efforts to cause the stockholders of the Company to elect such Directors, and the Company would not change the number of Directors on the Board of Directors to a number higher than nine. On September 26, 1997, a subsidiary of Ivaco, Inc. sold one-half of the Ivaco investment in the Company to a subsidiary of Birmingham Steel. The securities of the Company sold consisted of 1,009,325 common shares and 183,334 shares of the Company's Series A preferred stock. In connection with the transaction Ivaco, among other things, gave Birmingham Steel the voting rights on Ivaco's remaining investment in the Company's common stock and, in any additional common stock Ivaco may own as a result of the conversion of Ivaco's remaining Series A preferred stock, subject to certain limitations. In addition, Ivaco agreed not to sell its remaining investment in the Company prior to September 24, 1998 and has provided Birmingham Steel with a right of first refusal for four years thereafter. (Such transactions collectively referred to as the "Ivaco/Birmingham Transaction"). See "Beneficial Ownership of the Company's Common Stock." Subsequent to the consummation of the Ivaco/Birmingham Transaction, Ivaco notified the Company that it was releasing the Company from its obligations to nominate directors designated by Ivaco.

     The sale of shares of Series A Preferred Stock to Ivaco and the Management Purchasers was not registered with the Securities and Exchange Commission or with any state's securities commission. Accordingly, to provide Ivaco and the Management Purchasers with the ability to sell the Series A Preferred Stock (and any shares of Common Stock issued upon conversion thereof) owned by them absent an exemption from the registration requirements under the Securities Act of 1933, as amended, the Company, Ivaco and the Management Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company agreed to provide three demand registration rights to Ivaco for such shares (and any shares of Common Stock issued upon conversion thereof) (collectively, the "Registrable Securities") and incidental registration rights to Ivaco and the Management Purchasers.

     In connection with the Registration Rights Agreement, the Company has agreed to indemnify the holders of Registrable Securities against all losses, claims, damages, liabilities or expenses to the extent such losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in any registration statement.

     In connection with the purchase of shares of Series A Preferred Stock by Ivaco and the Management Purchasers, as of July 30, 1996, the Company and each of the Management Purchasers entered into amendments to existing Employment Agreements to eliminate previously existing provisions regarding payments to be made to the Management Purchasers upon a change of control. The other terms of such Employment Agreements were not changed.

     In 1997, the Company engaged Stifel, Nicolaus & Company, Incorporated to assist in obtaining approval of changes to financial covenants and collateral arrangements on its Solid Waste Revenue Bonds. Mr. George H. Walker III, a Company Director, is the Chairman of the Board of Stifel Financial Corporation, the parent of Stifel, Nicolaus & Company, Incorporated. The Company paid a fee for these services of approximately $70,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during 1996 and to date in 1997 all Section 16(a) filing requirements applicable to its officers and directors were satisfied except that the Form 3 required to be filed by Birmingham Steel in connection with the Ivaco/Birmingham Transaction was filed 17 days late and each Form 3 required to be filed by Messrs. Garvey, Lucas and Alvarado in connection with their appointment to the board of directors of the Company was filed 3 days late.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP were the independent auditors for the Company for the year ended December 31, 1996. The Board of Directors has again selected that firm as auditors for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting to respond to appropriate questions that may be raised, and they will have an opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

     If stockholder proposals are to be considered for inclusion in the Company's proxy statement for a forthcoming meeting of the Company's stockholders, such proposals must be submitted on a timely basis and the proposals and proponents thereof otherwise must meet the requirements established by the Securities and Exchange Commission for stockholder proposals. Proposals for the 1998 annual stockholders' meeting will not be deemed to be timely submitted unless they are received by the Company at its principal executive office no later than February 1, 1998. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

                                    GENERAL

     It is not anticipated that any business other than as above specified will be presented at the Meeting. However, if other matters should properly come before the Meeting, the accompanying proxy will be voted in respect thereof with discretionary authority.
                                          By order of the Board of Directors.

                                          Michael H. Lane
                                          Secretary

November 18, 1997

                            LACLEDE STEEL COMPANY

               ANNUAL MEETING OF STOCKHOLDERS DECEMBER 16, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John B. McKinney and Michael H. Lane, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Laclede Steel Company, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Metropolitan Square Building, 15th Floor, 211 North Broadway, St. Louis, Missouri, on Tuesday, December 16, 1997, at 9:30 a.m., Central Standard Time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present.

                  (Continued and to be signed on other side)


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